Exhibit 99.1

NEWS FROM:

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES 2014 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 10, 2014) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) reported 2014 third quarter total revenue from continuing operations of $6,099,000, a loss from continuing operations of ($198,000) and a basic and diluted loss from continuing operations per share of ($0.04) as compared to total revenue from continuing operations of $5,504,000, a loss from continuing operations of ($490,000) and a basic and diluted loss from continuing operations per share of ($0.10) for the 2013 third quarter. Griffin’s results from continuing operations reflect its real estate business, Griffin Land, LLC (“Griffin Land”).

Griffin reported income from discontinued operations of $26,000 and basic and diluted income from discontinued operations per share of $0.01 in the 2014 third quarter as compared to a loss from discontinued operations of ($439,000) and a basic and diluted loss from discontinued operations per share of ($0.08) in the 2013 third quarter. For the 2014 third quarter, Griffin reported a net loss of ($172,000) and a basic and diluted net loss per share of ($0.03) as compared to a net loss of ($929,000) and a basic and diluted net loss per share of ($0.18) in the 2013 third quarter.

Griffin’s lower loss from continuing operations in the 2014 third quarter as compared to the 2013 third quarter principally reflects higher operating income as a result of a higher gain on property sales in the 2014 third quarter as compared to the 2013 third quarter. Revenue and gain on property sales in the 2014 third quarter reflects the recognition of revenue and gain from a property sale that closed in the fiscal 2013 fourth quarter and is being accounted for using the percentage of completion method under which revenue and gain are recognized as construction of required offsite improvements is completed. Revenue and gain from property sales in the 2013 third quarter reflected the sale of two small parcels of undeveloped land. Rental revenue and profit from Griffin Land’s rental operations were essentially unchanged in the 2014 third quarter as compared to the 2013 third quarter. Rental revenue from new leasing, including Griffin Land’s 228,000 square foot Lehigh Valley industrial building, in the 2014 third quarter was offset by a reduction of rental revenue as a result of leases that were in place in the 2013 third quarter but subsequently expired and were not renewed. The 228,000 square foot Lehigh Valley industrial building was built on speculation in 2012, with rental revenue from a full building lease starting in the 2013 third quarter. In the 2014 third quarter, Griffin Land completed construction, on speculation, of a 304,000 square foot industrial building in the Lehigh Valley on land adjacent to the 228,000 square foot industrial building completed in fiscal 2012. Subsequent to the end of the 2014 third quarter, Griffin Land agreed to terms with a prospective tenant for a five year lease of 201,000 square feet in the recently completed 304,000 square foot Lehigh Valley industrial building. There is no guarantee that Griffin Land will complete a lease agreement under the agreed upon terms, or at all.

For the 2014 nine month period, Griffin reported total revenue from continuing operations of $16,499,000, a loss from continuing operations of ($1,521,000) and a basic and diluted loss from continuing operations per share of ($0.30) as compared to total revenue from continuing operations of $17,517,000, income from continuing operations of $800,000 and basic and diluted income from continuing operations per share of $0.16 for the 2013 nine month period.

Griffin reported income from discontinued operations of $144,000 and basic and diluted income from discontinued operations per share of $0.03 in the 2014 nine month period as compared to a loss from discontinued operations of ($531,000) and a basic and diluted loss from discontinued operations per share of ($0.11) in the 2013 nine month period. For the 2014 nine month period, Griffin reported a net loss of ($1,377,000) and a basic and diluted net loss per share of ($0.27) as compared to net income of $269,000 and basic and diluted net income per share of $0.05 in the 2013 nine month period.

Griffin’s loss from continuing operations in the 2014 nine month period as compared to income from continuing operations in the 2013 nine month period principally reflects: (a) the inclusion in the 2013 nine month period of a pretax gain of $3,397,000 from the sale of Griffin’s investment in Shemin Nurseries Holding Corp. and (b) an operating loss of ($335,000) incurred in the 2014 nine month period as compared to operating income of $470,000 in the 2013 nine month period. The lower operating results in the 2014 nine month period as compared to the 2013 nine month period principally reflect lower gain from property sales in the 2014 nine month period. Both the 2014 and 2013 nine month periods include the recognition of revenue and gain from property sales that were closed in the respective previous years (see below). An increase in rental revenue and lower general and administrative expenses in the 2014 nine month period as compared to the 2013 nine month period was partly offset by an increase in operating expenses of rental properties.

Property sales revenue in the 2014 third quarter and 2014 nine month period reflects the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the 2013 fourth quarter. Under the terms of the Windsor Land Sale, Griffin and the buyer will each construct roadways connecting the parcel sold with existing town roads. The Windsor Land Sale is being accounted for using the percentage of completion method under which the total revenue of approximately $9,000,000 and the estimated total pretax gain of approximately $6,700,000 are being recognized as total costs related to the Windsor Land Sale are incurred. From the closing of the Windsor Land Sale through the end of the 2014 third quarter, Griffin Land has recognized approximately $4,000,000 of revenue and approximately $2,900,000 of pretax gain on the Windsor Land Sale. The remaining revenue and gain are expected to be recognized mostly in the fourth quarter of fiscal 2014 and the first half of fiscal 2015. Property sales revenue in the 2013 nine month period included the recognition of previously deferred revenue from the sale of approximately 93 acres of undeveloped land in Windsor, Connecticut to Dollar Tree Distribution, Inc. that closed in fiscal 2012 and was also accounted for under the percentage of completion method and the two smaller land sales that closed in the 2013 third quarter.

Griffin’s discontinued operations reflect the growing operations of its landscape nursery business, Imperial Nurseries, Inc. (“Imperial”) that were sold (the “Imperial Sale”) effective January 8, 2014 to Monrovia Nursery Company (“Monrovia”), a private company grower of landscape nursery products. Under the Imperial Sale, Imperial’s inventory and certain other assets were sold to Monrovia.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the completion of a lease agreement for 201,000 square feet in the recently completed Lehigh Valley industrial building, are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” of Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013 filed with the Securities and Exchange Commission on February 13, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Third Quarter Ended,		Nine Months Ended,
	Aug. 31, 2014	Aug. 31, 2013	Aug. 31, 2014	Aug. 31, 2013

Rental revenue	$5,195	$5,173	$15,225	$14,712
Revenue from property sales (1)	904	331	1,274	2,805
Total revenue	6,099	5,504	16,499	17,517

Operating expenses of rental properties	1,800	1,752	5,998	5,539
Depreciation and amortization expense	1,711	1,665	4,990	4,985
Costs related to property sales	230	128	324	493
General and administrative expenses	1,642	1,690	5,522	6,030
Total costs and expenses	5,383	5,235	16,834	17,047

Operating income (loss)	716	269	(335)	470

Interest expense (2)	(987)	(938)	(2,665)	(2,881)
Investment income	31	—	219	51
Gain on sale of common stock in Centaur Media plc	—	—	318	504
Loss on debt extinguishment	(51)	—	(51)	(286	)(3)
Gain on sale of investment in Shemin Nurseries Holding Corp.	—	—	—	3,397
(Loss) income before income tax benefit (provision)	(291)	(669)	(2,514)	1,255
Income tax benefit (provision)	93	179	993	(455)

(Loss) income from continuing operations	(198)	(490)	(1,521)	800

Discontinued operations, net of tax:

Gain (loss) from landscape nursery business, including loss on sale of assets of $28, net of tax, in the 2014 nine month period	26	(439)	144	(531)

Net (loss) income	$(172)	$(929)	$(1,377)	$269

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(0.04)	$(0.10)	$(0.30)	$0.16
Income (loss) from discontinued operations	0.01	(0.08)	0.03	(0.11)
Basic net (loss) income per common share	$(0.03)	$(0.18)	$(0.27)	$0.05

Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(0.04)	$(0.10)	$(0.30)	$0.16
Income (loss) from discontinued operations	0.01	(0.08)	0.03	(0.11)
Diluted net (loss) income per common share	$(0.03)	$(0.18)	$(0.27)	$0.05

Weighted average common shares outstanding for computation of basic per share results	5,150	5,146	5,148	5,143

Weighted average common shares outstanding for computation of diluted per share results	5,150	5,146	5,148	5,150

(1) Property sales revenue in the 2014 third quarter and 2014 nine month period reflects the recognition of previously deferred revenue form the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the 2013 fourth quarter and is being accounted for under the percentage of completion method. Total sale proceeds from the Windsor Land Sale were approximately $9,000,000 and a total pretax gain on sale is expected to be approximately $6,700,000 after all costs are incurred. Property sales revenue in the 2013 third quarter and 2013 nine month period reflect the recognition of previously deferred revenue from the sale of approximately 93 acres of undeveloped land in Windsor, Connecticut to Dollar Tree Distribution Inc. (the “Dollar Tree Sale”) that closed in fiscal 2012 and two small sales of undeveloped land that closed in the 2013 third quarter. The Dollar Tree Sale was accounted for under the percentage of completion method. Total sale proceeds and pretax gain from the Dollar Tree Sale were approximately $7,200,000 and approximately $6,000,000, respectively.

(2) Interest expense is primarily for mortgages on Griffin Land’s rental properties.

(3) Reflects the writeoff of deferred costs related to Griffin Land’s mortgage loan with First Niagara Bank (“First Niagara”) and a fee paid to First Niagara in connection with a modification of the mortgage loan with First Niagara that reduced the interest rate under a mortgage loan with First Niagara from 5.25% to 3.91% for the remaining term of the loan, which matures in January 2020.